Sierra Monitor Corporation Announces Financial Results
for the First Quarter Ended March 31, 2010

Milpitas, California – May 10, 2010 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms, today announced financial results for the first quarter ended March 31, 2010.

Financial Highlights
•	Achieved first quarter sales of $2.9 million
•	Increased FieldServer product sales approximately 11% in the first quarter
•	Reported first quarter net loss of $73,106
•	Ended first quarter with a strong balance sheet, approximately $1.8 million of cash on hand and no bank debt

Business Highlights
•
Received third purchase order for Hydrogen Sulfide Gas Monitors and Flame Detectors to be installed in the China National Oil Corporation, Puguang Gas Field in the Sichuan Province of south eastern China.   Sierra Monitor’s detection products are used in numerous locations along gas collection pipelines connecting gas wells to the Puguang gas processing plant.

•
Shipped first order of life safety gas and flame monitoring equipment for use by the Abu Dhabi Company for Onshore Oil Operations (ADCO).  The products will be used to replace aging fire and gas detection systems at three on-shore locations in the Bab Field.

•	Booked a $350,000 order for future delivery of interface devices for fire detection on two new U.S. Navy ships.

•	Received an order from an existing variable frequency drive (VFD) customer to design and manufacture two new interface cards for a new VFD format utilizing specialized building automation.

First Quarter 2010 Financial Results
Total sales for the quarter ended March 31, 2010 were $2,903,080, compared to  $3,270,056 reported for the same period of 2009.

Sierra Monitor posted GAAP net loss of $73,106, or $0.01 per share (basic and diluted), for the quarter ended March 31, 2010, compared to GAAP net income of $4,063, or $0.00 per share (basic and diluted) for the same period of 2009.

Sierra Monitor posted non-GAAP net loss of $27,766, or $0.00 per share (basic and diluted), for the quarter ended March 31, 2010, compared to non-GAAP net income of $100,551 or $0.01 per share (basic and diluted) for the same period of 2009.

 “After a challenging year in 2009, Sierra Monitor entered the first quarter of 2010 with a lower backlog than we had in the first quarter of 2009,” said Gordon Arnold, president and chief executive officer.  “While our first quarter operating results are disappointing, our order booking levels improved, resulting in an increase in total backlog of over $900,000.  Based on our current revenue forecast and our improved backlog, we anticipate returning to profitability in the second quarter of 2010.”

Cash Position
Sierra Monitor had $1,800,765 in cash and no debt at March 31, 2010.  Receivables at March 31, 2010 were $1,621,709.  The Company’s Days Sales Outstanding in Accounts Receivable (DSO’s) was 46 days.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for M2M protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, internet, LONworks, Profibus and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an established supplier of safety and environmental instruments with more than 16,000 installations worldwide.

Safe Harbor Statement
This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, without limitation, statements relating to Sierra Monitor’s expected return to profitability in the second quarter and ability to take advantage of future opportunities.    Forward-looking statements in this release are generally identified by words, such as "believes,” "anticipates," "plans," "expects," "will," "would," “guidance,” “projects” and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Sierra Monitor to differ materially from those indicated by such forward-looking statements, including, among others, the continuing impact of perceived or actual weakening of economic conditions on customers' and prospective customers' spending on Sierra Monitor products and services; quarterly fluctuations in Sierra Monitor’s revenues or other operating results; periodic fluctuations in product mix resulting in significant variation of profit margins, risks related to the introduction of new products and market acceptance of such products; customization and deployment delays or errors associated with Sierra Monitor’s products; impact of long sales and implementation cycles for certain products; and competitors' release of competitive products and other actions. Further information on potential factors that could affect the financial results of Sierra Monitor are included in risks described in Sierra Monitor’s filings with the Securities and Exchange Commission, including, without limitation, Sierra Monitor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Sierra Monitor does not undertake any obligation to update forward-looking statements contained in this release.

Sierra Monitor Investor Relations Contact:
Steve Polcyn
(925) 548 3516
steve_polcyn@earthlink.net

Table A

SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended March 31,
	2010	2009

Net sales	$2,903,080	$3,270,056
Cost of goods sold	1,224,042	1,419,469
Gross profit	1,679,038	1,850,587
Operating expenses
Research and development	483,022	480,502
Selling and marketing	831,976	861,021
General and administrative	486,239	502,292
	1,801,237	1,843,815
Income (loss) from operations	(122,199)	6,772

Interest income	1,047	-
Income (loss) before income taxes	(121,152)	6,772

Income tax provision (benefit)	(48,046)	2,709
Net income (loss)	$(73,106)	$4,063

Net income (loss) available to common shareholders per common share
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00
Weighted-average number of common shares used in per share computations:
Basic	11,438,212	11,428,212
Diluted	11,438,212	11,774,366

See accompanying notes to the unaudited interim condensed financial statements.

Table B

SIERRA MONITOR CORPORATION
Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$1,800,765	$2,203,018
Trade receivables, less allowance for doubtful accounts of approximately $83,000 and $70,000 respectively	1,621,709	1,354,775
Inventories, net	2,136,694	1,892,313
Prepaid expenses	227,047	240,204
Income tax deposit	5,048	-
Deferred income taxes - current	314,108	259,855
Total current assets	6,105,371	5,950,165

Property and equipment, net	217,153	238,377
Other assets	151,480	167,615
Total assets	$6,474,004	$6,356,157

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$699,093	$523,763
Accrued compensation expenses	353,305	372,035
Other current liabilities	114,745	73,351
Income taxes payable	-	34,251
Total current liabilities	1,167,143	1,003,400

Deferred tax liability	14,575	14,575
Total liabilities	1,181,718	1,017,975

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,438,212 shares issued and outstanding, respectively	11,438	11,438
Additional paid-in capital	3,622,412	3,595,202
Retained earnings	1,658,436	1,731,542
Total shareholders’ equity	5,292,286	5,338,182
Total liabilities and shareholders’ equity	$6,474,004	$6,356,157

See accompanying notes to the condensed financial statements.

(1) Derived from December 31, 2009 audited financial statements.

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated May 10, 2010 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by GAAP for both GAAP and non-GAAP diluted net income (loss) per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
Sierra Monitor Corporation
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(Unaudited)

	For the three months ended March 31,
	2010	2009

GAAP Net Income (Loss)	$(73,106)	$4,063
Depreciation and amortization	64,883	76,386
Provision for bad debt expense	7,500	2,500
Provision for inventory losses	-	(8,000)
Deferred income taxes	(54,253)	-
Stock based compensation expense	27,210	25,602
Total adjustments to GAAP net income (loss)	45,340	96,488
Non-GAAP Net Income (Loss)	$(27,766)	$100,551
Non-GAAP Net income (loss) per share:
Basic	$(0.00)	$0.01
Diluted	$(0.00)	$0.01
Weighted-average number of shares used in per share computations:
Basic	11,438,212	11,428,212
Diluted	11,438,212	11,774,366